Exhibit 4.1

First Amendment to Rights Agreement

This First Amendment to Rights Agreement (this “Amendment”) is made as of October 30, 2019, by and among Highpower International, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., successor rights agent to Corporate Stock Transfer, Inc., as the Rights Agent (the “Rights Agent”).

Recitals

Whereas, on September 12, 2017, the Company and Corporate Stock Transfer, Inc. entered into a Rights Agreement (as amended or modified from time to time, the “Rights Agreement”); and

Whereas,  effective as of February 1, 2018, Company appointed Rights Agent as successor Rights Agent.

Whereas, the Company entered into an Agreement and Plan of Merger dated as of June 28, 2019 (as amended, supplemented or otherwise modified from time to time, and together with all exhibits and schedules thereto, the “Merger Agreement”), with HPJ Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and HPJ Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), which provides for, among other things, the merger of Merger Sub with and into the Company with the Company surviving (the “Merger”);

Whereas, Section 27 of the Rights Agreement provides that, prior to the Distribution Date (as defined in the Rights Agreement), the Company may, in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights;

Whereas, as of the date hereof, no Distribution Date has occurred and no person is an Acquiring Person; and

Whereas, in connection with the Merger, the Company desires to supplement and amend the Rights Agreement as provided herein.

Now, Therefore, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Amendment of Rights Agreement.

a.       Section 1 of the Rights Agreement is hereby amended by adding the following term in alphabetical order:

“Merger Agreement” means that certain Agreement and Plan of Merger dated as of June 28, 2019 (as amended, supplemented or otherwise modified from time to time, and together with all exhibits and schedules thereto), among the Company, HPJ Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, and HPJ Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of Parent.”

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b.       Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows (bolded text included to show amendments only):

“(a) Subject to Section 7(e) hereof, at any time after the Distribution Date the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii), and Section 23(a) hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate contained therein properly completed and duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a Preferred Share (or, following the occurrence of a Triggering Event, Common Stock, other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Close of Business on September 20, 2020 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which the Rights are exchanged in full as provided in Section 24 hereof and (iv) immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger (as defined in the Merger Agreement) (but only if the Effective Time shall occur) (the earliest of (i), (ii), (iii) and (iv) being herein referred to as the “Expiration Date”). Upon the Expiration Date, the Rights Agreement and the Rights hereunder shall automatically terminate and the Company shall have no further obligation with respect thereto whatsoever, except as to the Rights Agent.”

2.       Governing Law. This Amendment shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of State of Delaware, without regard to its principles of conflicts of laws.

3.       Conflicts with the Rights Agreement. The terms and provisions explicitly set forth herein shall modify and supersede all inconsistent provisions set forth in the Rights Agreement, as amended. Except as expressly modified and superseded, the terms and provisions of the Rights Agreement, as amended, are ratified and confirmed and shall continue in full force and effect and shall continue to be legal, valid, binding and enforceable in accordance with its terms. Further, any references to the “entire agreement” or similar term in the Rights Agreement shall be deemed to include this Amendment.

4.       Successors and Assigns. The terms and conditions of this Amendment shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

5.       Severability. In the event that any provision of this Amendment, or the application of any such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Amendment, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

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6.       Amendments. This Amendment may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the parties hereto.

7.       Entire Agreement. This Amendment, together with the Rights Agreement, constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

8.       Counterparts; Facsimile. This Amendment may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature

[SIGNATURE PAGES FOLLOW]

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In Witness Whereof, the undersigned have executed this Amendment as of the date first above written.

Highpower International, Inc.

By:	/s/ Shengbin (Sunny) Pan
Shengbin (Sunny) Pan
Chief Financial Officer

Computershare Trust Company, N.A.

By:	/s/ Patrick Hayes
Name:	Patrick Hayes
Title:	Vice President and Manager

[Signature Page to Rights Agreement Amendment]